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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT
                         -----------------------------



The Board of Directors
The Student Loan Corporation:


We consent to incorporation by reference in the registration statement No. 33-63698 on Form S-8 of The Student Loan Corporation of our report dated January 16, 1997, relating to the balance sheets of The Student Corporation as of December 31, 1996 and 1995, and the related statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report has been incorporated by reference in the December 31, 1996 annual report on Form 10-K of the Student Loan Corporation. Our report refers to the adoption of Statement of Financial Accounting Standards No. 112 in 1994.



KPMG Peat Marwick LLP



March 21, 1997